Exhibit 99.2

(Furnished herewith)

Deere & Company
Other Financial Information

For the Twelve Months Ended	Equipment Operations*		Agriculture and Turf		Construction and Forestry*
	November 1	November 3	November 1	November 3	November 1	November 3
Dollars in millions	2020	2019	2020	2019	2020	2019
Net Sales	$31,272	$34,886	$22,325	$23,666	$8,947	$11,220
Net Sales - excluding Roadbuilding	$28,348	$31,693	$22,325	$23,666	$6,023	$8,027
Average Identifiable Assets
With Inventories at LIFO	$19,567	$20,761	$10,305	$10,748	$9,262	$10,013
With Inventories at LIFO - excluding Roadbuilding	$13,629	$14,460	$10,305	$10,748	$3,324	$3,712
With Inventories at Standard Cost	$20,984	$22,139	$11,455	$11,860	$9,529	$10,279
With Inventories at Standard Cost - excluding Roadbuilding	$15,046	$15,838	$11,455	$11,860	$3,591	$3,978
Operating Profit	$3,559	$3,721	$2,969	$2,506	$590	$1,215
Operating Profit - excluding Roadbuilding	$3,289	$3,378	$2,969	$2,506	$320	$872
Percent of Net Sales - excluding Roadbuilding	11.6%	10.7%	13.3%	10.6%	5.3%	10.9%
Operating Return on Assets - excluding Roadbuilding
With Inventories at LIFO - excluding Roadbuilding	24.1%	23.4%	28.8%	23.3%	9.6%	23.5%
With Inventories at Standard Cost - excluding Roadbuilding	21.9%	21.3%	25.9%	21.1%	8.9%	21.9%
SVA Cost of Assets - excluding Roadbuilding	$(1,806)	$(1,900)	$(1,375)	$(1,423)	$(431)	$(477)
SVA - excluding Roadbuilding	$1,483	$1,478	$1,594	$1,083	$(111)	$395

For the Twelve Months Ended	Financial Services
	November 1	November 3
Dollars in millions	2020	2019
Net Income Attributable to Deere & Company	$566	$539
Average Equity	$5,099	$5,040
Return on Equity	11.1%	10.7%
Operating Profit	$746	$694
Cost of Equity	$(673)	$(657)
SVA	$73	$37

The Company evaluates its business results on the basis of accounting principles generally accepted in the United States. In addition, it uses a metric referred to as Shareholder Value Added (SVA), which management believes is an appropriate measure for the performance of its businesses. SVA is, in effect, the pretax profit left over after subtracting the cost of enterprise capital. The Company is aiming for a sustained creation of SVA and is using this metric for various performance goals. Certain compensation is also determined on the basis of performance using this measure. For purposes of determining SVA, each of the equipment segments is assessed a pretax cost of assets, which on an annual basis is approximately 12 percent of the segment’s average identifiable operating assets during the applicable period with inventory at standard cost. Management believes that valuing inventories at standard cost more closely approximates the current cost of inventory and the Company’s investment in the asset. The Financial Services segment is assessed an annual pretax cost of approximately 13 percent of the segment's average equity. The cost of assets or equity, as applicable, is deducted from the operating profit or added to the operating loss of each segment to determine the amount of SVA.

* The results and assets related to the Company's Roadbuilding product line are excluded from the calculation of SVA to allow time for integration and assimilation of the 2017 acquisition of Wirtgen Group Holding GmbH's operations.

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